Exhibit 99.1

Amedisys Announces Definitive Agreement to

Acquire Infinity HomeCare

BATON ROUGE, La., November 3, 2015 – Amedisys, Inc. (NASDAQ: AMED), one of the nation’s leading home health care and hospice companies, today announced that it has signed a merger agreement with Infinity HomeCare, headquartered in Sarasota, Florida. Under the terms of the agreement, Amedisys will acquire 100% of the ownership interests in Infinity HomeCare for $63 million.

Infinity HomeCare, founded in 2006, cares for more than 14,000 patients per year and has more than 600 employees with 15 care centers in Florida. The Company generates approximately $50 million in annual revenues and recorded last twelve months adjusted EBITDA of $6.4 million. Amedisys expects to fund the purchase with a combination of cash on hand and borrowings from its senior secured credit facility. The transaction is expected to close on December 31, 2015.

“By coming together, Amedisys and Infinity HomeCare will benefit from one another’s expertise, resources, and best practices, resulting in even better patient care,” stated Amedisys President and Chief Executive Officer Paul Kusserow. “This acquisition also expands the Amedisys footprint in our key Florida market, aligns with the growth strategy of both our organizations, and sends a strong signal to our stakeholders that we plan to resume growth by acquiring high quality assets in key markets,” stated Kusserow.

“Amedisys is emerging nationally with leadership and strategy for the future of healthcare at home,” said Infinity HomeCare’s President and Chief Executive Officer Steve Karasick. “Combining our organizations creates a unique and powerful team of clinical excellence and innovation. I am honored to join side by side with the women and men of Amedisys and Infinity, Care America and Angel Watch, as we take our place shaping the future of caring.”

Amedisys will provide further detail during its third quarter 2015 earnings conference call scheduled for Thursday, November 5, 2015 at 12:00 p.m. ET. To participate on the conference call, please call a few minutes before 12:00 p.m. ET to either (877) 524-8416 (Toll free) or (412) 902-1028 (Toll). A live webcast of the call will be accessible through our website on our Investor Relations section at the following web address: http://investors.amedisys.com.

About Amedisys:

Amedisys, Inc. (NASDAQ: AMED) is a “health care at home” company delivering personalized home health and hospice care to more than 360,000 patients each year. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. For more information about Amedisys, please visit: http://www.amedisys.com.

We use our company website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

About Infinity HomeCare:

Every day, at home and where they live, Infinity HomeCare empowers people for a better quality of life through healthcare outcomes. More than 600 employees (including nurses, therapists, medical social workers, and home health aides) in 15 locations in eight districts of Florida help people navigate their unique health needs. From ensuring medication compliance to educating individuals on their personal care plans to helping manage chronic conditions and achieving personalized goals, Infinity delivers service excellence in every care moment, small and large. Infinity does more than prevent re-hospitalizations – we help achieve the right outcomes for our patients, care givers, and payors. Care America HHC and Angel Watch Home Care, Inc. are members of the Infinity HomeCare family of service providers. The Company was founded in 2006, operates eight licensed and Medicare-certified agencies, is headquartered in Sarasota, Florida and controlled by the principals at HealthEdge Investment Partners, LLC. For more information, please visit www.infinityhc.com.

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